Exhibit 10.16

STOCK UNIT AGREEMENT

This Agreement is made as of this                     day of                           , 20    by and between Courier Corporation, a Massachusetts corporation (the “Company”) and                            (“Director”).

WITNESSETH THAT:

WHEREAS, the Company has instituted a program entitled “Courier Corporation 2005 Stock Equity Plan For Non-Employee Directors” (the “Plan”); and

WHEREAS, pursuant to Section 6(a) of the Plan, each Director may elect to receive fifty percent (50%) or one hundred percent (100%) of his/her Director Compensation in stock units or shares of common stock, par value $1.00 per share (“Stock”) of the Company; and

WHEREAS, the Director has elected to receive [fifty percent (50%)] [one hundred percent (100%)] of his/her Director Compensation in Stock Units;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Director agree as follows:

1.                                       Stock Units.  Pursuant to Section 6(a) of the Plan, the Company hereby grants to the Director                      Stock Units.  These Stock Units shall be nonforfeitable and shall not be subject to any risk of forfeiture.

2.                                       Issuance of Shares.  Stock Units shall be converted to shares of Stock on a one-to-one basis and shall be issued to the Director 30 days after he/she ceases to serve as a Director of the Company.  Shares may be issued either electronically or by means of a stock certificate.

3.                                       Non-Assignability of Stock Units.  Stock Units shall not be assignable, pledged or otherwise encumbered or disposed of during the deferral period.  Stock Units may be transferable by the Director only by will or by the laws of descent and distribution.

4.                                       Dividend Equivalent.  During the deferral period and prior to actual issuance of shares of Stock, the Director shall have no rights as a stockholder of the Company with respect to the Stock Units other than the right to receive cash compensation from time to time in an amount equivalent to the dividends that would have been paid with respect to the Stock Units if such Stock Units were actual shares of outstanding Stock.

5.                                       Compliance with Securities Act.  The Company shall not be obligated to issue any shares of Stock pursuant to this Agreement unless the shares of Stock to be issued are at that time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws.  In the event shares shall be issued which shall not be so registered, the Director hereby represents, warrants and agrees that he/she will receive such shares for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel.

6.                                       Termination or Amendment of Plan.  The Board may terminate or amend the Plan at any time.  No such termination or amendment will affect rights and obligations of the Director under this Agreement.

7.                                       Incorporation of Plan.  This Agreement shall be subject to and governed by all the terms and conditions of the Plan.  Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

8.                                       Changes in Capital Structures.  In the event that the outstanding shares of Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in capital stock, the Board shall make appropriate adjustment in the number of Stock Units held for the benefit of the Director.

9.                                       Miscellaneous Provisions.

(a)                                  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, administrators, successors and assigns and anyone claiming under or through them, and also any receiver or trustee in bankruptcy or insolvency.

(b)                                 Governing Law.  This Agreement shall be governed by and construed and performed in accordance with the laws of the Commonwealth of Massachusetts.

(c)                                  Amendment; Waivers.  This Agreement contains the entire agreement between the parties with respect to the matters referred to herein and supersede all prior negotiations, commitments or understandings.  This Agreement may not be modified or amended, nor may any provision hereof be waived, except by a further written agreement duly signed by each of the parties.

(d)                                 Notices.  Any notice in connection with this Agreement shall be deemed to have been properly delivered if it is in writing and is delivered in hand or sent by registered mail to the party addressed as follows;  unless another address has been substituted by notice so given:

To the Director:                                                            to his/her address as listed on the
records of the Company

To the Company:                                                    Courier Corporation
15 Wellman Avenue
North Chelmsford, MA 01863

Copy to:                                                                                                  Goodwin Procter LLP
Exchange Place
Boston, MA  02109
Attention: F. Beirne Lovely, Jr.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by the undersigned on its behalf, and its corporate seal to be affixed as of the date set forth below.

Date of grant:	COURIER CORPORATION
, 20

(Corporate Seal)	By:

Attest:

Assistant Clerk

A C C E P T A N C E

I hereby accept the foregoing Agreement in accordance with its terms and conditions and in accordance with the terms and conditions of the Courier Corporation 2005 Stock Equity Plan for Non-Employee Directors.

(Date)	(Director)